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                                OFFICE RENTAL CONTRACT

Landlord: Suh Won Building Management Company
Tenant:   Novellus Systems Korea Co., Ltd.

ARTICLE 1
Tenant is renting a part of 2nd floor (9,074 square feet) of the rental property to use for an office space. The rental property is Suh Won Building and located at 57 Garak-Dong Songpa-Gu, Seoul, Korea.

ARTICLE 2
Rental space is calculated including common space such as elevator, rest room, corridor, stairs, etc.

ARTICLE 3
Rental period is from 2/1/95 to 1/31/97 (24 months).

ARTICLE 4
Rental period may be extended by the agreement between landlord and tenant.

ARTICLE 5
Payment plan for the security deposit is as follows:
At the time of contract   20,000,000 won
by 12/28/94               80,000,000 won
by 1/31/95               100,000,000 won
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     Total               200,000,000 won
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No interest will be paid on the security deposit

ARTICLE 6
Security deposit will be refunded as soon as tenant clears leasehold improvement and moves out.

ARTICLE 7
Monthly rental payment is 4,300,000 won and due by each month end.

ARTICLE 8
Building maintenance fee is 2,550,000 won per month and is due by each month end. It includes general utilities and janitorial service (except for the office furniture cleaning).

ARTICLE 9
Deleted

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ARTICLE 10
Parking fee is free for the employees of tenant and 6 parking spaces are reserved for tenant.

ARTICLE 11
Additional utilities may be requested by tenant and cost incurred in relation to this matter will be paid by tenant.

ARTICLE 12
Tenant may not use the office as a residence.
Tenant needs to notify landlord when working after 8 p.m. and on holidays.

ARTICLE 13
Landlord will have a security guard to protect the common area but it is tenant's responsibility to safeguard tenant's assets unless landlord's negligence is proved.

ARTICLE 14
Tenant is not supposed to do the activities which are harmful to the public and to the rental property.

ARTICLE 15
Tenant should follow landlord's guideline to place its advertisement on the rental property.

ARTICLE 16
The use of building facilities (e.g. elevators, etc.) will be limited on Sundays and holidays.

ARTICLE 17
Tenant may improve the leased space with landlord's permission and the improvement cost should be born by tenant.

ARTICLE 18
Tenant is prohibited to transfer the right of this contract to the third party without landlord's permission.

ARTICLE 19
Landlord may terminate this contract when the following incidents are occurred:

[bullet] Tenant is delinquent of the rental payment and building maintenance fee for at least two months.
[bullet]  Tenant uses the security deposit as a collateral.
[bullet]  Tenant is bankrupt.

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ARTICLE 20
This contract will be terminated if the rental period is not extended by the end of the rental period.

ARTICLE 21
Tenant should clear all improvements at its own cost when the contract is terminated and deliver the rented space to landlord at its original condition.

ARTICLE 22
Landlord may move tenant's property to an appropriate place if tenant would not deliver the rented space upon termination of the contract.

ARTICLE 23
Landlord is not responsible for the loss of tenant or the third party by the act of God or unless landlord's negligence is proved.

ARTICLE 24
In case of dispute, this contract will be interpreted in reference to the governing law and the customs in Korea.

ARTICLE 25
Any law suit arising from this contract should be filed with Seoul District Court and the appeal for the court decision is prohibited.

ARTICLE 26
Landlord may delegate its management rights and responsibilities to the third party.

ARTICLE 27
Deleted

ARTICLE 28
This contract may not be registered with the court.



November 28, 1994

Seals of landlord and tenant are affixed, respectively.

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